Exhibit 99.1

Herc Holdings Commences Tender Offer for All Outstanding Shares of H&E Equipment Services

H&E Shareholders to Receive $78.75 in Cash and 0.1287 shares of Herc Common Stock Per H&E Share

BONITA SPRINGS, Fla.— March 19, 2025—Herc Holdings Inc. (NYSE: HRI) (“Herc” or “the Company”), one of North America’s leading equipment rental suppliers, today announced that its wholly-owned subsidiary HR Merger Sub Inc. (“Merger Sub”) has commenced the previously announced tender offer (the “Offer”) to acquire all of the outstanding shares of H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”) common stock for $78.75 in cash and 0.1287 shares of Herc common stock for each H&E share, in each case without interest. The Offer is being made pursuant to the previously announced merger agreement, dated February 19, 2025, between Herc, Merger Sub and H&E.

The Offer will expire at one minute past 11:59 p.m. Eastern Time, on April 15, 2025, unless extended or earlier terminated, in each case in accordance with the terms of the merger agreement. The Offer is subject to the majority of H&E’s shares being tendered into the Offer, the receipt of customary regulatory approvals and other customary closing conditions. Herc will finance the Offer through a combination of available cash on hand, proceeds from the sale of marketable securities and funds drawn through its credit facility, which was amended on March 11, 2025, in connection with the H&E transaction. Following completion of the Offer, Herc will acquire all remaining shares not tendered in the Offer through a second-step merger at the same price as in the Offer. The transaction is expected to close mid-year 2025.

Herc will file today with the U.S. Securities and Exchange Commission (the “Commission”) a tender offer statement on Schedule TO, including an Offer to Purchase and related Letter of Transmittal, which will include the terms of the Offer, along with a Registration Statement on Form S-4. Additionally, H&E will file today a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission containing the recommendation of its Board of Directors that H&E shareholders tender their shares into the Offer. The Schedule TO, Form S-4, Schedule 14D-9, Letter of Transmittal and other Offer materials can be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting DF King, the information agent for the Offer, as described in the Offer documents.

Herc Advisors

Guggenheim Securities, LLC is serving as lead financial advisor. Credit Agricole Securities (USA) Inc. is serving as co-financial advisor, with Credit Agricole Corporate and Investment Bank serving as lead financing bank. Simpson Thacher & Bartlett LLP is serving as legal advisor. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor.

About Herc Holdings Inc.

Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 451 locations across North America, and 2024 total revenues of approximately $3.6 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, and lighting equipment. Our ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shorting equipment as well as our ProContractor professional grade tools. We employ approximately 7,600 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that Herc and Merger Sub, will file with the Commission. On March 19, 2025, Herc and Merger Sub will file a tender offer statement on Schedule TO and Herc will file a registration statement on Form S-4. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER MATERIALS) AND THE FORM S-4 WILL CONTAIN IMPORTANT INFORMATION. H&E STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF H&E SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The tender offer materials will be made available to holders of H&E stock at no expense to them. The tender offer materials will be made available for free at the SEC’s web site (http://www.sec.gov). Additional copies may be obtained for free by contacting either Herc or H&E. Copies of the documents filed with the SEC by H&E will be available free of charge on H&E’s website at https://investor.he-equipment.com/. Copies of the documents filed with the SEC by Herc will also be available free of charge on the Company’s website at https://ir.hercrentals.com/. In addition to the tender offer materials, Herc and H&E file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public at the SEC’s web site (http://www.sec.gov).

Cautionary Note Regarding Forward Looking Statements

This communication includes “forward-looking statements,” within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements related to the Company and the proposed acquisition of H&E by the Company that involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, the Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of each of the Company and H&E, and the anticipated timing of closing of the proposed transaction. Forward-looking statements are generally identified by the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “looks,” and future or conditional verbs, such as “will,” “should,” “could” or “may,” as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and apply only as of the date of this communication. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that our expectations, beliefs and projections will be achieved or that the completion and anticipated benefits of the proposed transaction can be guaranteed, and actual results may differ materially from those projected. You should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including, but not limited to, (i) the possibility that the sufficient number of H&E’s shares are not validly tendered into the tender offer to meet the minimum condition; (ii) the Company’s ability to implement its plans, forecasts and other expectations with respect to H&E’s business after the completion of the proposed transaction and realized expected synergies; (iii) the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (iv) the Company and H&E may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals; (v) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (vi) problems may arise in successfully integrating the businesses of the Company and H&E, including, without limitation, problems associated with the potential loss of any key employees, customers, suppliers and other counterparties of H&E; (vii) the proposed transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues during the due diligence investigation of H&E or that are not covered by insurance, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (viii) the Company’s business may suffer as a result of uncertainty surrounding the proposed transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers; (ix) the occurrence of any event, change to other circumstances that could give rise to the termination of the merger agreement, the failure of the closing conditions included in the merger agreement to be satisfied, or any other failure to consummate the proposed transaction; (x) any negative effects of the announcement of the proposed transaction or the financing thereof on the market price of the Company common stock or other securities; and (xi) the industry may be subject to future risks including those set forth in the “Risk Factors” section in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and in the other filings with the SEC by the Company. The foregoing list of factors is not exhaustive. Investors should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of the Company, including those described in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the other filings with the SEC by the Company. All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Contacts

Leslie Hunziker

Senior Vice President

Investor Relations, Communications & Sustainability

leslie.hunziker@hercrentals.com

239-301-1675

Joele Frank, Wilkinson Brimmer Katcher

HRI-media@joelefrank.com

T.J. O’Sullivan / 415-378-6841

Maggie Carangelo / 917-865-2500